UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 1, 2008

CHINA AUTOMOTIVE SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

000-33123
(Commission File Number)

Delaware	33-0885775
(State or other jurisdiction	(I.R.S. Employer
of incorporation)	Identification No.)

No. 1 Henglong Road, Yu Qiao Development Zone
Shashi District, Jing Zhou City
Hubei Province
People’s Republic of China
(Address of principal executive offices, with zip code)

(86) 27-5981 8527
(Registrant's telephone number, including area code)

NONE
(Former name or former address, if changed since last report)

Item 1.01 Entry into a Material Definitive Agreement.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Item 3.02 Unregistered Sales of Equity Securities.

On February 1, 2008, we entered into a Securities Purchase Agreement calling for the issuance to two institutional investors, for $35,000,000, of Senior Convertible Notes with an original principal amount of $35,000,000 and common stock Warrants to purchase 1,317,865 shares of common stock. The closing of the transaction is, subject to customary closing conditions, expected to occur on February 13, 2008. At the closing, we will receive $17,500,000 cash and the investors will deposit another $17,500,000 cash in escrow to be delivered to us upon the satisfaction or waiver of certain conditions.

The Senior Convertible Notes will be unsecured and will be convertible into common stock at a conversion price of $8.8527 per share, subject to possible downward adjustments, including a semiannual reset (but the reset not to be to below $7.0822 per share) based on our stock price. Subject to earlier redemption in circumstances that include default, failure to close the previously announced acquisition of a certain minority interest in our Jingzhou Henglong Automotive Parts Co. subsidiary, change of control, or extreme stock price levels, the Senior Convertible Notes will mature five years after the closing; the investors also have a direct redemption right on the second and third anniversaries of the closing. The Senior Convertible Notes are convertible at the holders' option; also, semiannually, we can force conversion of a portion of the Senior Convertible Notes if our stock price attains certain levels. The Senior Convertible Notes will bear interest at an annual rate increasing over time from 3% to 5%; if the Senior Convertible Notes are repaid or redeemed rather than being converted we must make an additional make-whole payment which, together with interest already paid, will equate to gross interest of up to 13%.

The exercise price of the Warrants is $8.8527 per share, subject to possible downward adjustments based on a weighted-average antidilution formula. The Warrants will expire one year after the closing.

We will, pursuant to a Registration Rights Agreement to be entered into at the closing, undertake to register for resale the shares of common stock underlying the Senior Convertible Notes and Warrants.

The issuance of Senior Convertible Notes and Warrants will be pursuant to the Securities Act Section 4(2) registration exemption.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 4, 2008

China Automotive Systems, Inc.

	By:	/s/ Hanlin Chen
Hanlin Chen
Chairman